Exhibit 4.64

ADDENDUM No 2
to the

Memorandum of Agreement dated 4th July 2018
as amended by an Addendum No. 1 dated 16th July 2018 (“the MOA”)
between
VLGC BETA OWNING LTD. of Marshall Islands (the “Sellers”) and
MERIDIAN 10 LIMITED of Bermuda (the “Buyers”)
And
GLOBAL MEDITIAN HOLDINGS LIMITED of Bermuda (as “Buyers’ Guarantor”)

for
M.T. AISLING

1)
This Addendum No. 2 dated 24th July 2018 is supplemental to the MOA governing the sale and purchase of the Ship and shall form an integral part thereof.  Words and expressions defined in the MOA shall have the same meaning when used herein.

2)
In exchange for payment of the Purchase Price and all other sums payable on delivery under the MOA at the time of delivery of the Ship at closing in Sellers’ Managers’ Shipmanagement offices in Marousi, Greece, Sellers will provide Buyers with the delivery documents listed below which shall be all originals unless otherwise stated. Any such documents listed below which are not in the English language shall be accompanied by an English translation certified by an authorised translator or by Sellers’ lawyer:

a.
Two (2) original Bills of Sale for the Ship in a form acceptable to the Liberian authorities duly executed by Sellers’ Sole Director or a lawful attorney-in-fact of the Sellers evidencing the transfer of all shares in the Ship and in her boats and appurtenances to Buyers and warranting the same are free from all charters (other than the charterparty dated 15 September 2015 as defined in the memorandum of agreement executed bv Buvers’ Guarantor and the Seller dated 4 Julv 2018), encumbrances, mortgages and maritime liens or any other debts or claims whatsoever. The two (2) original Bills of Sale shall be notarially attested as to the identity and authority of the signatory to bind the Sellers and legalised by Apostille.

b.	(i)	Copies of Transcripts of Register from Maltese authorities dated (i) not earlier than three (3) Banking Days of the date of N.O.R. of the Ship and (ii) on the date of delivery of the Ship confirming that:
a)	the Ship is owned by the Seller company; and
b)	the Ship is free from registered encumbrances save for a mortgage in favour of ABN AMRO BANK N.V.
(ii)
Upon tabling of the signed release instructions for the release of the deposit and balance of Purchase Price and all other sums payable on delivery to Sellers’ account, scanned copy of a Transcript of Register from Maltese Authorities dated as of the date of delivery confirming that:

a) the Ship is owned by the Seller company: and

b) the Ship is free from registered encumbrances.
In order to enable Sellers to arrange for the issuance of above Transcripts of Register, the Buyers shall advise in writing the Sellers the date they intend to take delivery of the Vessel on date when N.O.R. is tendered by Sellers. The originals of all three Transcripts of Register to be sent to Buyers by courier earliest possible after the date of delivery of the Ship.
c.
Declaration of Class (or depending on the Classification Society) a Class Maintenance Certificate confirming that the Ship is in class without conditions/recommendations. (in its standard format) dated not earlier than three (3) Banking Days prior to delivery.

d.	(i)	Written Undertaking of the Sellers to effect deletion of the Ship forthwith and provide the Buyers with the original Deletion Certificate or (if relevant) any other official evidence of deletion as soon as practicable and in any case not later than four (4) weeks as of delivery of the Ship
(ii)
Written Undertaking of the Sellers to provide the Buyers the original Continuous Synopsis Record (CSR) Document issued by the Maltese Ship Registry certifying the date on which the Ship ceased to be registered with the Maltese Registry as soon as practicable and in any case no later than thirty (30) days as of delivery of the Ship.

e.
Resolutions of the Sole Director and Resolutions of the Sole Shareholder of the Sellers resolving and ratifying the entry into the MOA, the sale of the Ship to the Buyers according to the terms of the MOA and the novation of the existing charter party to the Buyers in respect of the Ship and authorising person(s) to execute a Power of Attorney appointing certain person or persons to: (1) execute all necessary documents in order to sell the Ship to the Buyers. including the Bill of Sale, the Protocol of Delivery and Acceptance, the novation to the Charter in respect of the Ship: and (2) deal with all matters relating to completion of sale and transfer of title to the Buyers. including physical delivery and documentary closing of the Ship. As well as any and all flag state matters. The Resolutions shall be notarially attested and legalised by Apostille.

f.
Power of Attorney duly executed by Sellers’ Sole Director authorising person(s) to execute all necessary documents in order to sell the Ship to the Buyers, including the Bill of Sale, the Protocol of Delivery and Acceptance and the novation to the Charter in respect of the Ship and to deal with all matters relating to the sale and transfer of title to the Buyers. including physical delivery and documentary closing of the Ship. as well as any and all flag state matters. Such Power of Attorney shall be notarially attested and legalised by Apostille.

g.	(i)	Commercial Invoice (in two (2) originals) for the Ship’s Purchase Price.
(ii)	Commercial Invoice (in two (2) originals) for lubricating and hydraulic oils and greases.
h.
An original Certificate of incumbency giving details of all the directors and officers of the Sellers, dated the same day as the director’s resolutions described in paragraph (e) above and notarised and legalised by Apostille.

i.
An original Certificate of Good Standing of the Sellers issued by the competent authorities in the Sellers’ country of incorporation and dated not earlier than ten (10) days before the date of delivery.

j.	Sellers’ letter to their satellite communication provider cancelling the Ship’ s communications contract which is to be sent immediately after delivery of the Ship.
k.
Sellers’ letter of confirmation that to the best of Sellers’ knowledge (but without due enquiry having been made) the Ship and/or the Sellers are not blacklisted, or under any kind of sanctions by ITF, OFAC, EU, UK, any marine insurance providers, including P&I clubs, or the Arab Boycott League.

I.	Written Undertaking of the Sellers confirming that to their knowledge the Ship has not sustained any underwater damage or touched bottom since the date on which Sellers took title of the Ship.
m.	Charter Novation deed executed by the Sellers, the Buyers and the Charterers in relation to the Charter.
No later than ten (l0) days prior to the date of delivery, Sellers shall provide Buyers with a full set of specimen copies of the above listed delivery documents to the extent same are available.
3)	Buyers will provide Sellers with the following documents in English (all to be originals unless stated otherwise):
a.
Resolutions (duly notarially attested in the from customary in Bermuda) of the Board of Directors of the Buyers resolving to buy the Ship from the Sellers and the novation of the Charter to the Buyers in respect of the Ship and authorising their appointed representatives to execute all necessary documents in order to buy the Ship from the Sellers and enter into the novation agreement to the Charter:

b.
Power of Attorney (duly notarially attested in the form customary in Bermuda) of the Buyers authorising their appointed representatives to execute all necessary documents in order to buy the Ship from the Sellers and enter into the novation agreement to the Charter:

c.	Certificate of Incumbency disclosing Directors/Officers of the Buyers (duly notarially attested in the form customary in Bermuda) and dated not earlier than the directors’ resolutions described above.
d.	Certificate of Good Standing of the Buyers issued by competent authorities in the Buyers’ Country of Incorporation and dated not earlier than ten (10) days before the date of delivery.
e.
Resolutions of the Board of Directors of Buyers’ Guarantor (notarially attested in the form customary in Bermuda) authorising the execution of the MOA on behalf of the Buyers· Guarantor by its appointed representative and the guarantee of Buyers’ obligations under the MOA.

f.	Certificate of Good Standing of the Buyers’ Guarantor issued by the relevant authority and dated not earlier than ten (l0) days before the date of delivery.
g.
Certificate of Incumbency giving details of all the directors and officers of the Buyers’ Guarantor issued by the relevant authority and dated not earlier than ten (10) days before the date of delivery.

No later than (10) days prior to delivery, the Buyers shall provide Sellers with a full set of specimen copies of above listed delivery documents to the extent same are available.
4)	At the time of delivery the Buyers and the Sellers shall sign Protocol of Delivery and Acceptance (“PDA”) confirming the date and time of delivery of the Ship from the Sellers to the Buyers.
All other terms and conditions of the MOA, shall remain in full force and effect.
Clause 16 (Arbitration) of the MOA shall apply, mutaris mutandis, to this Addendum No. 2.
This 24th day of July, 2018

For and on behalf of		For and on behalf of
the Sellers		the Buyers

VLGC BETA OWNING LTD.		MERIDIAN 10 LIMITED

By:	/s/ Dimitris Dreliozis	By:	/s/ Phillip Anderson
Name:	Dimitris Dreliozis	Name:	Phillip Anderson
Title:	Attorney-in-fact	Title:	Director

For and on behalf of
the Buyers’ Guarantor

GLOBAL MERIDIAN HOLDINGS LIMITED

		By:	/s/ Phillip Anderson
		Name:	Phillip Anderson
		Title:	Director

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